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                                                                   EXHIBIT 99.1



     GOODRICH PETROLEUM ANNOUNCES FAVORABLE SHAREHOLDER VOTE AND CLOSING OF
                            ACQUISITION TRANSACTION

Houston, Texas/Shreveport, Louisiana, February 4, 1997 Goodrich Petroleum Corporation announced today its shareholders have approved the issuance of 750,000 shares of Series B Convertible Preferred Stock in connection with the acquisition of the oil and properties of La/Cal Energy Partners II and certain working interest owners.

The Company closed the acquisition transaction on January 31, 1997 for a purchase price after adjustments of $16,481,000, consisting of $1,517,000 cash, $7,500,000 in convertible preferred stock and the payoff of $7,464,000 in indebtedness of La/Cal Energy Partners II. The properties are located in southern Louisiana and east Texas and consisted of 2,370,000 BOE as of July 1, 1996 estimates, with 72% of the reserves being oil.

Commenting on the acquisition, Goodrich president Gil Goodrich said, "We are pleased to have closed this acquisition. Our projections indicate that these properties will contribute significantly to our revenues and cash flow for 1997 and beyond. This acquisition is an important step in the future growth of our company. We believe it will further enable us to enhance the size of our company through additional financing opportunities and potentially larger acquisitions."

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.